SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.
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                       Commission File Number 0-15975
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              LabOne, Inc., formerly a Delaware corporation (1)
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                            10101 Renner Boulevard
                             Lenexa, Kansas 66219
                                (913) 888-1770
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                        Common Stock, $0.01 par value
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          (Title of each class of securities covered by this Form)
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                                     None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6                [ ]
      Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of Rule 12g - 4(b) promulgated under the Securities Exchange Act of 1934, LabOne, Inc., a Missouri corporation, successor by merger effected August 10, 1999 to the former LabOne, Inc., a Delaware corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 12, 1999            LabOne, Inc., a Missouri corporation


                                                By:  /s/ Kurt E. Gruenbacher
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                                                Name: Kurt E. Gruenbacher
                                                Title:  V.P. Finance, CAO
                                                        and Treasurer


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(1)Merged into Lab Holdings, Inc., a Missouri corporation, effective August 10, 1999, with its name changed to LabOne, Inc.